PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 19 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                        Dated May 15, 1998
								Rule 424(b)(3)

				$21,855,015

		     Morgan Stanley Dean Witter & Co.

			MEDIUM-TERM NOTES, SERIES C
			  Senior Fixed Rate Notes
	   4.5% MANDATORILY EXCHANGEABLE NOTES DUE MAY 15, 2000
	  Mandatorily Exchangeable For Shares of Common Stock of
			   THE GILLETTE COMPANY

	       The 4.5% Mandatorily Exchangeable Notes due May 15, 2000 (the "Notes") are Medium-Term Notes, Series C (Senior Fixed Rate Notes) of Morgan Stanley Dean Witter & Co. (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes."

	       The principal amount of each of the Notes being offered hereby will be $117.00 (the "Initial Price"). The Notes will mature on May 15, 2000. Interest on the Notes, at the rate of 4.5% of the principal amount per annum (equivalent to $5.265 per annum per Note), is payable quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning August 15, 1998.

	       At maturity (including as a result of acceleration or otherwise), the principal amount of each Note will be mandatorily exchanged by the Company into a number of shares of the common stock, par value $0.01 per share (the "Gillette Stock"), of The Gillette Company ("Gillette") per Note equal to the Settlement Amount. The Settlement Amount is the sum of the Daily Amounts as determined on each of 15 scheduled Determination Dates during the Calculation Period, subject to adjustment upon the occurrence of certain market disruption events. On any Determination Date, the Daily Amount per
Note is equal to the product of (i) the Exchange Amount (as defined below) and
(ii) a fraction, initially equal to 1/15, but subject to adjustment upon the occurrence of certain market disruption events. The Exchange Amount for any Determination Date is, subject to certain adjustments, (a) if the Determination Price (as defined herein) is greater than or equal to $133.38 (the "Threshold Appreciation Price"), .87719298 of the product of the Exchange Factor (as defined below) and one share of Gillette Stock per Note, (b) if the Determination Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fraction of the product of the Exchange Factor and one share of Gillette Stock so that the value of such fraction (determined at the Determination Price) equals the Initial Price and (c) if the Determination Price is less than or equal to the Initial Price, the product of the Exchange Factor and one share of Gillette Stock per Note. The Exchange Factor will be set initially at 1.0, but will be subject to
adjustment upon the occurrence of certain corporate events.   Because the
Exchange Amount varies depending on the Determination Prices, holders of the Notes will not necessarily receive at maturity an amount equal to the principal amount thereof. See "Exchange at Maturity," "Settlement Amount," "Exchange Amount," "Determination Price," "Exchange Factor" and "Antidilution Adjustments" in this Pricing Supplement.

	       Interest on the Notes will accrue at a higher rate than the rate at which dividends have been paid on the Gillette Stock. The opportunity for equity appreciation afforded by an investment in the Notes is less than that afforded by an investment in the Gillette Stock because at maturity a holder may receive less than one share of Gillette Stock per Note. The value of the Gillette Stock received by a holder of the Notes upon exchange at maturity, determined as described herein, may be more or less than the principal amount of the Notes.

	       Gillette is not affiliated with the Company, is not involved in this offering of Notes and will have no obligations with respect to the Notes. See "Historical Information" in this Prospectus Supplement for information on the range of Market Prices for Gillette Stock.

	       The Company will cause the Settlement Amount, any adjustments to the Exchange Factor and any other antidilution adjustments to be determined by the Calculation Agent for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

	       An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-5 through PS-7 herein.


			    ------------------
		      PRICE 100% AND ACCRUED INTEREST
			    ------------------

			  Price to Public(1)      Agent's Commissions(2)      Proceeds to Company(1)
			  ------------------      ----------------------      ----------------------
Per Note.............            100%                     0.20%                        99.80%
Total................        $21,855,015               $43,710.03                  $21,811,304.97

----------
(1) Plus accrued interest, if any, from May 20, 1998.
(2) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

			      --------------

			MORGAN STANLEY DEAN WITTER


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OR THE GILLETTE STOCK. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES OR THE GILLETTE STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "USE OF PROCEEDS AND HEDGING" IN THIS PRICING SUPPLEMENT.

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $21,855,015

Maturity Date.................   May 15, 2000

Interest Rate.................   4.5% per annum (equivalent to $5.265 per
				 annum per Note)

Interest Payment Dates........   February 15, May 15, August 15 and November
				 15, beginning August 15, 1998

Specified Currency............   U.S. Dollars

Issue Price...................   100%

Original Issue Date
  (Settlement Date)...........   May 20, 1998

Book Entry Note or
  Certificated Note...........   Book Entry

CUSIP.........................   617446315

Senior Note or Subordinated
  Note........................   Senior

Denominations.................   $117.00 and integral multiples thereof

Trustee.......................   The Chase Manhattan Bank

Agent.........................   Morgan Stanley & Co. Incorporated

Exchange at Maturity..........   At maturity (including as a result of
				 acceleration or otherwise), the principal amount of each Note will be mandatorily exchanged by the Company, upon delivery of such Note to the Trustee, into a number of shares of Gillette Stock per Note equal to the Settlement Amount.

				 The Company shall, or shall cause the
				 Calculation Agent to, deliver such shares of Gillette Stock to the Trustee for delivery to the holders. References to payment "per Note" refer to each $117.00 principal amount of any Note.

No Fractional Shares .........   Upon mandatory exchange of the Notes, the
				 Company will pay cash in lieu of delivering fractional shares of Gillette Stock in an amount equal to the corresponding fractional
				 Market Price of Gillette Stock on the second scheduled NYSE Trading Day prior to maturity.

Settlement Amount.............   The Settlement Amount per Note will be
				 determined by the Calculation Agent and is equal to the sum, for each of the 15 scheduled NYSE Trading Days during the Calculation Period (each a "Determination
				 Date"), of the products (each a "Daily
				 Amount") of (i) the Exchange Amount and
				 (ii) the Weighting (as defined below),
				 each determined as of such Determination
				 Date.  The Weighting for each
				 Determination Date will initially be 1/15;
				 provided that, if a Market Disruption
				 Event (as defined below) occurs on any
				 such Determination Date (consequently, a
				 "Non-Determination Date"), then the
				 Calculation Agent shall not compute a
				 Daily Amount for such Non-Determination
				 Date and shall weight the Daily Amount for each succeeding Determination Date during the Calculation Period to ratably distribute the intended weight of such Non-Determination Date across the remaining Determination Dates.
				 Accordingly, if a Market Disruption Event occurs during the Calculation Period, the Daily Amounts will be calculated as follows: (A) the Daily Amount for each Determination Date preceding the first
				 Market Disruption Event will be calculated using a Weighting of 1/15 and (B) the Daily Amount for each Determination Date following a Market Disruption Event will be calculated using a Weighting that equals a fraction (i) the numerator of which will be the fraction that equals 1 minus the sum of the Weightings for all preceding Determination Dates and (ii) the denominator of which will be the number of scheduled Determination Dates from and including such Determination Date to and including the last scheduled Determination
				 Date in the Calculation Period.  If,
				 following a Market Disruption Event, there is no succeeding NYSE Trading Day on which a Market Disruption Event has not occurred, a final Daily Amount will be determined on the last NYSE Trading Day in the Calculation Period notwithstanding the occurrence of a Market Disruption Event on such NYSE Trading Day. If any scheduled
				 NYSE Trading Day during the Calculation
				 Period is not an actual NYSE Trading Day, the Market Price of Gillette Stock for such scheduled NYSE Trading Day shall be determined as of the earliest practicable time (which may be after such scheduled
				 NYSE Trading Day).

Exchange Amount...............   The Exchange Amount on any Determination Date
				 will be determined by the Calculation Agent and is, subject to certain adjustments, (a) if the Determination Price is greater than or equal to $133.38 (the "Threshold Appreciation
				 Price"), .87719298 of the product of the Exchange Factor (as defined below) and one share of Gillette Stock per Note, (b) if the Determination Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fraction of the product of the Exchange Factor and one share of Gillette Stock so that the value of such fraction (determined at the Determination
				 Price) equals the Initial Price and (c) if the Determination Price is less than or equal to the Initial Price, the product of the Exchange Factor and one share of Gillette
				 Stock per Note, subject in each case to any applicable antidilution adjustments. The
				 Exchange Amount determined for any
				 Determination Date may be subject to
				 additional adjustments from such
				 Determination Date through the final
				 Determination Date, at the Calculation Agents sole discretion to reflect changes occurring in relation to the Gillette Stock or any other Exchange Property in circumstances where the Company determines that it is appropriate. See "Antidilution Adjustments" below.

Determination Price...........   The Determination Price on any Determination
				 Date will be the product of (i) the Market
				 Price of one share of Gillette Stock and (ii) the Exchange Factor, in each case as determined by the Calculation Agent on such Determination Date.

Exchange Factor...............   The Exchange Factor will be set initially at
				 1.0, but will be subject to adjustment upon the occurrence of certain corporate events through and including the second scheduled
				 NYSE Trading Day immediately prior to
				 maturity. See "Antidilution Adjustments" below.

Initial Price.................   $117.00

Calculation Period............   The 15 scheduled NYSE Trading Days
				 immediately preceding (and including) the second scheduled NYSE Trading Day prior to the maturity of the Notes (expected to be the period from and including April 20, 2000 to and including May 11, 2000).

Market Price..................   If Gillette Stock (or any other security for
				 which a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq National
				 Market ("NASDAQ NMS") or is included in
				 the OTC Bulletin Board Service ("OTC
				 Bulletin Board") operated by the National
				 Association of Securities Dealers, Inc.
				 (the "NASD"), the Market Price for one
				 share of Gillette Stock (or one unit of
				 any such other security) on any NYSE
				 Trading Day means (i) the last reported
				 sale price, regular way, on such day on
				 the principal United States securities
				 exchange registered under the Securities
				 Exchange Act of 1934, as amended (the
				 "Exchange Act"), on which Gillette Stock is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or
				 (ii) of the preceding sentence, the Market
				 Price for any NYSE Trading Day shall be
				 the mean, as determined by the Calculation
				 Agent, of the bid prices for Gillette
				 Stock obtained from as many dealers in
				 such stock, but not exceeding three, as
				 will make such bid prices available to the Calculation Agent. The term "NASDAQ NMS security" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

NYSE Trading Day..............   A day on which trading is generally conducted
				 in the over-the-counter market for equity securities in the United States and on the New York Stock Exchange, as determined by the Calculation Agent.

Calculation Agent.............   Morgan Stanley & Co. Incorporated ("MS & Co.")

				 All Exchange Factors, Exchange Amounts and the Settlement Amount will be rounded to the nearest one hundred millionth, with five one-billionths rounded upwards (e.g. .999876545 would be rounded to .99987655).

				 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors..................   An investment in the Notes entails
				 significant risks not associated with similar investments in a conventional debt security, including the following:

				 The Notes combine features of equity and debt instruments. For example, the terms of the Notes differ from those of debt securities in that the value of the Gillette Stock that a holder of the Notes will receive upon mandatory exchange of the principal amount thereof at maturity is not fixed, but is based on the price of the Gillette Stock and the Exchange Rate as determined at such price. Because the price of the Gillette Stock is subject to market fluctuations, the value of the Gillette Stock received by a holder of Notes upon exchange at maturity, determined as described herein, may be more or less than the principal amount of the Notes. If the value of the Settlement Amount is less than the Initial Price, the amount receivable upon exchange will be less than the principal amount of the Notes, in which case an investment in the Notes may result in a loss. Because the Settlement Amount will be based upon a series of closing values of Gillette Stock on specified days (the Determination Dates), a significant increase in the value of Gillette Stock as measured on the final Determination Date, or any earlier Determination Date, may be substantially or entirely mitigated by the values of Gillette Stock on the other Determination Dates.

				 The opportunity for equity appreciation
				 afforded by an investment in the Notes is less than that afforded by an investment in the Gillette Stock because at maturity a holder will receive less than one share of Gillette Stock per Note if the Determination Price of such Gillette Stock on any Determination Date has appreciated above the Initial Price.

				 Although the amount that holders of the Notes are entitled to receive at maturity is subject to adjustment for certain corporate events, such adjustments do not cover all events that could affect the Market Price of the Gillette Stock, including, without limitation, the occurrence of a partial tender or exchange offer for the Gillette Stock by Gillette or any third party. Such other events may adversely affect the market value of the Notes.

				 There can be no assurance as to how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. The market value for the Notes will be affected by a number of factors in addition to the creditworthiness of the Company and the value of Gillette Stock, including, but not limited to, the volatility of Gillette Stock, the dividend rate on Gillette Stock, market interest and yield rates and the time remaining to the maturity of the Notes. In addition, the value of Gillette Stock depends on a number of interrelated factors, including economic, financial and political events, that can affect the capital markets generally and the market segment of which Gillette is a part and over which the Company has no control. The market value of the Notes is expected to depend primarily on changes in the Market Price of Gillette Stock. The price at which a holder will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time, the Market Price of Gillette Stock is below, equal to or not sufficiently above the Initial Price. The historical Market Prices of Gillette Stock should not be taken as an indication of Gillette Stock's future performance during the term of any Note.

				 The Notes will not be listed on any national securities exchange or accepted for quotation on a trading market and, as a result, pricing information for the Notes may be difficult to obtain.

				 The Company is not affiliated with Gillette and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning Gillette, corporate events of Gillette, including those described below in "Antidilution Adjustments," are beyond the Company's ability to control and are difficult to predict.

				 Gillette is not involved in the offering of the Notes and has no obligations with respect to the Notes, including any obligation to take the interests of the Company or of holders of Notes into consideration for any reason. Gillette will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of, the Notes offered hereby.

				 Holders of the Notes will not be entitled to any rights with respect to the Gillette Stock (including, without limitation, voting rights, the rights to receive any dividends or other distributions in respect thereof and the right to tender or exchange Gillette Stock in any partial tender or exchange offer by Gillette or any third party) until such time as the Company shall deliver shares of Gillette Stock to holders of the Notes at maturity.

				 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain adjustments to the Exchange Factor and other antidilution adjustments that may influence the determination of the amount of Gillette Stock or other property receivable at the maturity of the Notes. See "Antidilution Adjustments" and "Market Disruption Event."

				 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

				 Investors should also consider the tax
				 consequences of investing in the Notes.  See
				 "United States Federal Taxation" below.

Antidilution Adjustments......   The Exchange Factor (and, in the case of
				 paragraph 5 below, the determination of the Exchange Amount) will be adjusted as follows:

				 1.  If Gillette Stock is subject to a
				 stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Gillette Stock.

				 2.  If Gillette Stock is subject (i) to a
				 stock dividend (issuance of additional
				 shares of Gillette Stock) that is given
				 ratably to all holders of shares of
				 Gillette Stock or (ii) to a distribution of Gillette Stock as a result of the triggering of any provision of the corporate charter of Gillette by any shareholder that is not a holder of the Notes, then once the dividend has become effective and Gillette Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Gillette Stock and (ii) the prior Exchange Factor.

				 3.  There will be no adjustments to the
				 Exchange Factor to reflect cash dividends or other distributions paid with respect to Gillette Stock other than distributions described in clause (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Gillette Stock will be deemed to be an "Extraordinary Dividend" if (i) such dividend or other distribution exceeds the immediately preceding non-Extraordinary
				 Dividend for Gillette Stock by an amount equal to at least 6% of the Market Price of Gillette Stock on the NYSE Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date") or (ii) Gillette publicly declares such cash dividend or other distribution to be extraordinary or non-recurring. If an Extraordinary Dividend occurs with respect to Gillette Stock, the Exchange Factor with respect to Gillette Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of
				 (i) the then current Exchange Factor and
				 (ii) a fraction, the numerator of which is the Market Price on the NYSE Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the NYSE Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Gillette Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
				 Dividend for Gillette Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Gillette Stock described in clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (v) of paragraph 5.

				 4.  If Gillette issues rights or warrants
				 to all holders of Gillette Stock to
				 subscribe for or purchase Gillette Stock at an exercise price per share less than the Market Price of the Gillette Stock on both (i) the date the exercise price of such rights or warrants is determined and
				 (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Gillette Stock outstanding immediately prior to such issuance plus the number of additional shares of Gillette Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Gillette Stock outstanding immediately prior to such issuance plus the number of additional shares of Gillette Stock which the aggregate offering price of the total number of shares of Gillette Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

				 5.  If (i) there occurs any
				 reclassification or change of Gillette
				 Stock, (ii)  Gillette, or any surviving
				 entity or subsequent surviving entity of Gillette (a "Gillette Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Gillette or any Gillette Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Gillette is liquidated, (v) Gillette issues to all of its shareholders equity securities of an issuer other than Gillette (other than in a transaction described in clauses (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer is consummated for all the outstanding shares of Gillette Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining the Exchange Amount for each Note on each Determination Date will be adjusted so that the Exchange Amount will be securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of Gillette Stock with respect to which the spun-off security was issued
				 (collectively, the "Exchange Property") in an amount equal in value to (a) if the Transaction Value (as defined below) is greater than or equal to the Threshold Appreciation Price, .87719298 multiplied by the Transaction Value, (b) if the Transaction Value is less than the Threshold Appreciation Price but greater than the Initial Price, the Initial Price and (c) if the Transaction Value is less than or equal to the Initial Price, the Transaction Value; provided that, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the Notes will be deemed to be accelerated to the date on which such cash is distributed to holders of Gillette Stock and the Settlement Amount will be determined as though any Determination Date scheduled to occur on or after such date were such date. If Exchange Property consists of more than one type of property, holders of Notes will receive at maturity a pro rata share of each such type of Exchange Property. "Transaction Value" means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Gillette Stock, as adjusted by the Exchange Factor, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value of such Exchange Property received for each share of Gillette Stock as of the date of the receipt of such Exchange Property, as adjusted by the Exchange Factor at the date of the receipt of such Exchange Property, as determined by the Calculation Agent and (iii) for any security received in any such
				 Reorganization Event, an amount equal to the Market Price per share of such security at the maturity of the Notes multiplied by the quantity of such security received for each share of Gillette Stock, as adjusted by the Exchange Factor.

				 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer). In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

				 No adjustments to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect.

				 No adjustments to the Exchange Factor or Settlement Amount will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the Gillette Stock, including, without limitation, a partial tender or exchange offer for the Gillette Stock.

				 The Calculation Agent shall be solely
				 responsible for the determination and
				 calculation of any adjustments to the Exchange Factor, the Exchange Amounts or the Settlement Amount and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

				 The Calculation Agent will provide
				 information as to any adjustments to the Exchange Factor or Settlement Amount upon written request by any holder of the Notes.

Market Disruption Event.......   "Market Disruption Event" means, with respect
				 to Gillette Stock:

				    (i) a suspension, absence or material
				    limitation of trading of Gillette Stock on the primary market for Gillette Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension or material limitation on the primary market for trading in options contracts related to Gillette Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

				    (ii) a determination by the Calculation
				    Agent in its sole discretion that the
				    event described in clause (i) above
				    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

				 For purposes of determining whether a Market
				 Disruption Event has occurred: (1) a
				 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on Gillette Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market,
				 (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to Gillette Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Gillette Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Gillette Stock; Public
  Information..................  The Gillette Company develops, manufactures
				 and markets blades and razors, toiletries and cosmetics, stationery products, electric shavers, small household appliances, hair care appliances, oral care appliances, oral care products and alkaline batteries for consumer products. Gillette Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission. The address of the Commission's Website is http:/www.sec.gov. Information provided to or filed with the Commission by Gillette pursuant to the Exchange Act of 1934 can be located by reference to Commission file number 1-922. In addition, information regarding Gillette may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

				 THIS PRICING SUPPLEMENT RELATES ONLY TO THE
				 NOTES OFFERED HEREBY AND DOES NOT RELATE TO
				 GILLETTE STOCK OR OTHER SECURITIES OF
				 GILLETTE.  ALL DISCLOSURES CONTAINED IN THIS
				 PRICING SUPPLEMENT REGARDING GILLETTE ARE
				 DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH.
				 NEITHER THE COMPANY NOR THE AGENT HAS
				 PARTICIPATED IN THE PREPARATION OF SUCH
				 DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY
				 WITH RESPECT TO GILLETTE. IN CONNECTION WITH THE OFFERING OF THE NOTES, NEITHER THE COMPANY NOR THE AGENT MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING GILLETTE ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF GILLETTE STOCK (AND THEREFORE THE INITIAL PRICE, THE THRESHOLD APPRECIATION PRICE AND THE EXCHANGE RATE APPLICABLE ABOVE THE THRESHOLD APPRECIATION PRICE), HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING GILLETTE COULD AFFECT THE VALUE RECEIVED AT MATURITY WITH RESPECT TO THE NOTES AND THEREFORE THE TRADING PRICES OF THE NOTES.

				 NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKE ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF GILLETTE STOCK.

				 The Company or its affiliates may presently or from time to time engage in business with Gillette including extending loans to, or making equity investments in, Gillette or providing advisory services to Gillette, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to Gillette and, in addition, one or more affiliates of the Company may publish research reports with respect to Gillette. The statement in the preceding sentence is not intended to affect the right of holders of the Notes under the securities laws. Any prospective purchaser of a Note should undertake an independent investigation of Gillette as in its judgment is appropriate to make an informed decision with respect to an investment in Gillette Stock.

Historical Information........   The following table sets forth the high and
				 low Market Price during 1995, 1996, 1997, and during 1998 through May 15, 1998. The Market
				 Price on May 15, 1998 was $116(3)/(8).  All
				 Market Prices are rounded to the nearest one-thousandth of a cent. The Market Prices listed below were obtained from Bloomberg
				 Financial Markets and the Company believes such information to be accurate. The historical prices of Gillette Stock should not be taken as an indication of future performance, and no assurance can be given that the price of Gillette Stock will not decrease so that the beneficial owners of the Notes will receive at maturity shares of Gillette Stock worth less than the principal amount of the Notes. Nor can assurance be given that the price of Gillette Stock will increase above the Threshold Appreciation
				 Price so that at maturity the beneficial owners of the Notes will receive an amount in excess of the principal amount of the Notes.

								    Dividends
		Gillette                High           Low          Per Share
		--------                ----           ---          ---------
	(CUSIP #375766102)
	1995:
	  First Quarter.........      $ 42           $ 35 7/8        $ 0.125
	  Second Quarter........        44 3/4         40 5/8          0.150
	  Third Quarter.........        48             40 7/8          0.150
	  Fourth Quarter........        55 1/4         47 3/4          0.150
	1996:
	  First Quarter.........        57             51 1/4          0.150
	  Second Quarter........        62 3/8         49 1/8          0.180
	  Third Quarter.........        72 1/8         57 3/4          0.180
	  Fourth Quarter........        77 3/4         68 7/8          0.180
	1997:
	  First Quarter.........        86             72 5/8          0.180
	  Second Quarter........        98 3/4         75 3/4          0.215
	  Third Quarter.........       104 5/16        79              0.215
	  Fourth Quarter........       101 5/16        86 1/16         0.215
	1998:
	  First Quarter.........       121 7/16        98 9/16         0.215
	  Second Quarter through
	    May 15,1998.........       124 9/16       113 3/8          0.255


				 Historical prices have been adjusted for a 2 to 1 stock split of Gillette Stock, which became effective in the second quarter of 1995.

Use of Proceeds and Hedging...   The net proceeds to be received by the
				 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying
				 Prospectus.

				 On or prior to the date of this Pricing
				 Supplement, the Company, through its
				 subsidiaries, hedged its anticipated exposure in connection with the Notes by taking positions in Gillette Stock. Purchase activity could potentially have increased the price of Gillette Stock, and therefore effectively have increased the level to which Gillette Stock must rise before a holder of a Note would receive at maturity an amount of Gillette Stock worth as much as or more than the principal amount of the Notes. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes, including on the Determination Dates, by purchasing and selling Gillette Stock, options contracts on Gillette Stock listed on major securities markets or positions in any other instruments that it may wish to use in connection with such hedging. Although the Company has no reason to believe that its hedging activity had or will have a material impact on the price of Gillette Stock, there can be no assurance that the Company did not or will not affect such price as a result of its hedging activities.

Alternate Determination Date in
case of an Event of Default...   In case an Event of Default with respect to
				 any Notes shall have occurred and be
				 continuing, the amount per Note declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will be equal to the Settlement Amount determined as though each Determination Date scheduled to occur on or after such date of acceleration were the date of acceleration.

United States Federal Taxation   The following summary is based on the advice
				 of Davis Polk & Wardwell, special tax counsel to the Company ("Tax Counsel"), and is a general discussion of the principal potential
				 U.S. federal income tax consequences to
				 holders who are initial holders of the Notes and purchase the Notes at the first price to the public at which a substantial amount of the Notes is sold for money (the "Issue
				 Price"), and who will hold the Notes as
				 capital assets within the meaning of Section
				 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This summary is based on the Code, administrative pronouncements, judicial decisions and existing and proposed
				 Treasury Regulations to date, changes to any of which subsequent to the date of this Pricing Supplement may affect the tax consequences described herein. This summary does not address all aspects of the U.S.
				 federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold Notes as a part of a hedging transaction, straddle, conversion or other integrated transaction).
				 As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

				 As used herein, the term "Holder" means an owner of a Note that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

				 Pursuant to the terms of the Notes, the
				 Company and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of the following components (the "Components"):
				 (i) a deposit with the Company of an amount of cash to secure the holder's obligation to purchase the Gillette Stock (the "Deposit"), which Deposit provides for quarterly interest payments at a rate of 4.5% per annum (the "Deposit Interest Payments") and original issue discount such that the total yield on the Deposit is 6.12% per annum, and (ii) a contract (the "Forward Contract") that requires the holder of the Notes to purchase, and the Company to sell, for an amount equal to $120.62 (the "Forward Price"), the Gillette Stock at maturity (or, alternatively, upon an earlier redemption of the Notes). Based on the Company's determination of the relative fair market values of the Components at the time of issuance of the Notes, the Company will allocate 100% of the Issue Price of the Notes to the Deposit and none to the Forward Contract. The Company's allocation of the Issue Price among the Components will be binding on a holder of the Notes, unless such holder timely and explicitly discloses to the Internal Revenue Service (the "IRS") that its allocation is different from the Company's. The treatment of the Notes described above and the Company's allocation are not, however, binding on the IRS or the courts.
				 No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes. DUE TO THE ABSENCE OF AUTHORITIES THAT DIRECTLY ADDRESS INSTRUMENTS THAT ARE SIMILAR TO THE NOTES, TAX COUNSEL IS UNABLE TO RENDER AN OPINION AS TO THE PROPER U.S. FEDERAL INCOME TAX CHARACTERIZATION OF THE NOTES. AS A RESULT, SIGNIFICANT ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE NOT CERTAIN, AND NO ASSURANCE CAN BE GIVEN THAT THE IRS OR THE COURTS WILL AGREE WITH THE CHARACTERIZATION DESCRIBED ABOVE.
				 ACCORDINGLY, PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES (INCLUDING ALTERNATIVE CHARACTERIZATIONS OF THE NOTES) AND WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. UNLESS OTHERWISE STATED, THE FOLLOWING DISCUSSION IS BASED ON THE TREATMENT AND THE ALLOCATION DESCRIBED ABOVE.

				 Tax Treatment of the Notes

				 Assuming the characterization of the Notes and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

				 Deposit Interest Payment and Original Issue
				 Discount. The Deposit Interest Payment will generally be taxable to a Holder as ordinary income at the time it accrues or is received in accordance with the Holder's method of accounting for U.S. federal income tax purposes. In addition, the Deposit will be considered to have original issue discount, and such difference must be included in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, even though the Holder will not receive cash payments attributable to such income. Such method generally will cause the Holder to include original issue discount in each accrual period in an amount equal to the product of the adjusted issue price of the Deposit at the beginning of the accrual period and the yield of the Deposit, which is equal to 6.12%, less the Deposit Interest Payment allocable to the accrual period.

				 Tax Basis.  Based on the Company's
				 determination set forth above, the Holder's tax basis in the Forward Contract will be zero, and the Holder's tax basis in the Deposit would be 100% of the Issue Price, increased by the amount of original issue discount included in such Holder's income during the period such Holder held the Notes.

				 Settlement of the Forward Contract. Upon the settlement of the Forward Contract, a Holder would, pursuant to the Forward Contract, be deemed to have applied the Forward Price (which would equal the Issue Price plus any original issue discount) toward the purchase of Gillette Stock, and a Holder would not recognize any gain or loss with respect to any Gillette Stock received thereon. With respect to any cash received upon maturity, a Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be. With respect to any Gillette Stock received upon maturity, the Holder would have an adjusted tax basis in such Gillette Stock equal to the pro rata portion of the Forward Price allocable thereto. The allocation of the Forward Price between cash and Gillette Stock should be based on the amount of the cash received and the relative fair market value, as of the maturity, of the Gillette Stock. The Holder's holding period of any Gillette Stock received would start on the day after the maturity of the Notes.

				 Sale or Exchange of a Note.  Upon a sale or
				 exchange of a Note prior to the maturity of
				 the Note, a Holder would recognize taxable
				 gain or loss equal to the difference between
				 the amount realized on such sale or exchange
				 and such Holder's aggregate tax basis in the
				 Components so sold or exchanged.  Any such
				 gain or loss would generally be capital gain
				 or loss, as the case may be.   For these
				 purposes, the amount realized does not
				 include any amount attributable to accrued but unpaid Deposit Interest Payments or original issue discount, which would be taxed as described under "--Deposit Interest Payment and Original Issue Discount" above.

				 Possible Alternative Tax Treatments of an
				 Investment in the Notes

				 Due to the absence of authorities that
				 directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Note under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

				 The Company will take the position that the Contingent Payment Regulations do not apply to the Notes. If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a Holder would be required to accrue as original issue discount income, subject to the adjustments described below, at a "comparable yield", which would be greater than the Deposit Interest Payment. In addition, the Contingent Payment Regulations require that a projected payment schedule, which must result in such a "comparable yield," be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of the Gillette Stock at maturity). Furthermore, any gain realized with respect to the Notes would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the Holder's prior ordinary income inclusion (which were not previously reversed) with respect to the Notes.

				 Even if the Contingent Payment Regulations do not apply to the Notes, other alternative
				 U.S. federal income characterizations or treatments of the Notes are also possible, and such other characterizations or treatments may also affect the timing and the character of the income or loss with respect to the Notes. It is possible, for example, that a Note could be treated as constituting a pre-paid forward contract. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

				 Proposed Legislation

				 On February 4, 1998, Representative Barbara
				 Kennelly released H.R. 3170 (the "Kennelly
				 Bill"), which, if enacted, would treat a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long term capital gain recognized by such taxpayer with respect to the derivative position would be recharacterized as short term capital gain. It is unclear whether, if enacted in its present form, the Kennelly Bill would apply to the Notes. If the Kennelly Bill were to apply to a Note, the effect on a Holder of a Note would be to treat any long term capital gain recognized by such Holder on sale or exchange of the Note attributable to the Forward Contract as short term capital gain, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such Holder if the Holder had acquired Gillette Stock itself on the issue date of the Notes and disposed of the Gillette Stock upon disposition of the Notes. In addition, the Kennelly Bill would impose an interest charge on the gain that was recharacterized on the sale or exchange of the Notes. As proposed, the Kennelly Bill would be effective for gains recognized after the date of enactment. Holders should consult their tax advisors regarding the potential application of the Kennelly Bill to the purchase, ownership and disposition of a Note.

				 Backup Withholding and Information Reporting

				 A Holder of a Note may be subject to
				 information reporting and to backup
				 withholding at a rate of 31 percent of the amounts paid to the Holder, unless such Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.